UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Section 240.14a-12

Santander Consumer USA Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THESE SUPPLEMENTAL PROXY MATERIALS PROVIDE ADDITIONAL INFORMATION REGARDING OUR 2020 ANNUAL MEETING OF SHAREHOLDERS

On May 18, 2020, Santander Consumer USA Holdings Inc. (the “Company”) issued the following press release related to a change to the format of the 2020 Annual Meeting of Shareholders to be held on Wednesday, June 10, 2020 at 11:00 A.M. Central Time (the “Annual Meeting”). As described below, the Annual Meeting will now be held in a virtual-only meeting format.

These supplemental proxy materials, which are being filed with the Securities and Exchange Commission (the “SEC”) on May 18, 2020, supplement the Company’s Notice of Annual Meeting of Stockholders to Be Held June 10, 2020, dated April 24, 2020, in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting.

THESE MATERIALS SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT FILED WITH THE SEC ON APRIL 24, 2020.

Santander Consumer USA Holdings Inc. Announces Change to a Virtual Meeting Format for 2020 Annual Meeting of Shareholders

Dallas, TX - May 18, 2020 - PRESS RELEASE

Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC”, “we” or the “Company”) today announced that due to the public health concerns relating to the coronavirus (COVID-19) pandemic, and to protect the health and safety of its shareholders, employees and other stakeholders, the Company’s 2020 Annual Meeting of Shareholders (the “Annual Meeting”) will be a virtual meeting, which will be held as a live audio webcast, instead of an in-person meeting as previously announced. The Annual Meeting will be held Wednesday, June 10, 2020 at 11:00 A.M. Central Time, as previously scheduled. The business items to be considered at the Annual Meeting also remain the same. Shareholders will not be able to attend the meeting in person.

As described in the proxy materials for the Annual Meeting, the Company’s shareholders as of April 13, 2020, the record date, are entitled to participate in the Annual Meeting.

Pre-Register to Attend the Annual Meeting Online

Shareholders must register in advance to participate in the Annual Meeting online. In order to register, shareholders should visit the Annual Meeting website at www.proxydocs.com/SC and will need the control number provided in the proxy card or voting instruction form they received with the proxy materials. Shareholders will receive a confirmation email once registration is complete. Registration support will be available to assist shareholders at the email address displayed on the registration page if they encounter any issues.

Shareholders will be able to submit questions, in advance of the meeting, through this registration process. Shareholder-submitted questions must comply with the posted rules of procedure. We will answer as many questions as time permits. If we receive substantially similar questions, we may group such questions together and provide a single response.

The deadline to pre-register is Monday, June 8, 2020 at 5:00 P.M. Eastern Time.

Participating in the Annual Meeting Online

Shareholders that pre-registered for the Annual Meeting will receive a meeting access email approximately one hour before the Annual Meeting begins. This email will contain a unique URL link that will provide the shareholder with access to the Annual Meeting. The email will also contain a separate unique URL link that will permit the shareholder to vote during the Annual Meeting.

Shareholders are encouraged to access the Annual Meeting at least 15 minutes before the meeting begins. If shareholders have difficulty accessing the meeting, technical support will be available at the toll-free number listed in the meeting access email.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented at the Annual Meeting. We encourage you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials. You may continue to use the proxy card or voting instruction form you previously received to vote your shares in connection with the Annual Meeting. If you have already voted, you do not need to vote again.

Additional information regarding the agenda and the rules and procedures for participating in the Annual Meeting will be set forth in the Company’s Rules and Procedures for the Conduct of the Annual Meeting, which shareholders can view at the Annual Meeting website.

In the event of a technical malfunction or other situation that the meeting chairman, Chief Executive Officer and President or the Chief Legal Officer determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of shareholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, he will convene the meeting at 12:00 P.M. Central Time on the date specified above and at SC Headquarters, 1601 Elm Street, Suite 800, Dallas, Texas 75201 solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at investors.santanderconsumerusa.com.

About Santander Consumer USA Holdings Inc.

Santander Consumer USA Holdings Inc. (NYSE: SC), headquartered in Dallas, Texas, is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to more than 2.9 million customers across the full credit spectrum. SC began originating retail installment contracts in 1997 and, for the quarter ended March 31, 2020, had an average managed asset portfolio of approximately $60 billion. Information about SC is available at www.santanderconsumerusa.com.

CONTACTS:

Investor Relations

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com

Media Relations

Annette Rogers

469.563.4157

Media@santanderconsumerusa.com